EXHIBIT 23.2


INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in the Registration Statement on Form S-3 of dELiA*s Inc. of our report dated August 14, 1996 (with respect to the share issuance in Note 1, December 18, 1996) on our audit of the financial statements for year ended January 31, 1996, appearing in the Annual Report on Form 10-K of dELiA*s Inc. for the year ended January 31, 1998 and to the reference to us under the heading "Experts" in the Prospectus which is part of this Registration Statement.


Richard A. Eisner & Company, LLP
New York, New York
August 10, 1998